SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
[ ]      $500 per each party to the controversy pursuant to Exchange Act Rule
14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

         (1)   Title of each class of securities to which transaction applies:


         (2)   Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


         (4)   Proposed maximum aggregate value of transaction:


         (5)   Total fee paid:


[x]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:


         (2)   Form, Schedule or Registration Statement No.:


         (3)   Filing Party:


         (4)   Date Filed:



                              [RJR Nabisco logo]







                                  RJR NABISCO




                            COMPANY STATEMENTS AND
                                PRESS RELEASES
                regarding the LeBow/Icahn consent solicitation








October 1995-January 1996



                              [RJR Nabisco logo]
                               Charles M. Harper
                                   Chairman
                                      and
                            Chief Executive Officer



                                       October 31, 1995


Mr. Bennett S. LeBow
Brooke Group Ltd.
100 S.E. Second Street
Miami, Florida  33131

Dear Mr. LeBow:

The RJR Nabisco board of directors has met to consider your October 30 letter demanding an immediate separation of our food and tobacco businesses. The board rejects your demand and your characterization of its position. As you know, the board has been and continues to be fully committed to a spin-off of Nabisco Holdings Corp. The board will accomplish a spin-off just as soon as it is able to determine that the spin-off is in the best interests of all the shareholders and consistent with the corporation's commitments.

There is absolutely no need for a shareholder referendum on the spin-off question. Based on discussions with shareholders, we know that a majority are in favor of a spin-off just as soon as it can be reasonably accomplished. In short, they agree with the board's position on this matter.

The board has considered several significant transactions in the past few years that would have resulted in a spin-off of Nabisco Holdings. However, before being able to proceed, serious issues arose that forced the corporation to not go forward. In order for a spin-off to be in the best interests of the shareholders it must meet three conditions:

o        it must be tax-free;
o it must be accomplished in a manner that avoids long litigation delays and the resulting uncertainty that would erode shareholder value; and
o it must preserve the financial integrity of both the food and tobacco businesses.

The board has periodically reviewed the spin-off issue and has consulted with independent financial, tax and legal advisors and, to repeat a point that needs no repeating, the board continues to be in favor of a spin-off. Again, the board has authorized me to inform you and all the shareholders that the corporation will spin off Nabisco Holdings as soon as the spin-off can be completed in a manner that the board determines is in the best interests of the shareholders and is consistent with the corporation's commitments.

Your threatened consent solicitation would, if carried out, endanger this company's ability to successfully effect a spin-off at what would be the right time. The more your actions focus attention on the non-business-related aspects of such a transaction and the more your actions ignore the current litigative situation, the greater the likelihood that a development will arise to jeopardize the possibility of ever completing a spin-off. That's not in the shareholders' interest.

Apart from an unnecessary referendum on the spin-off, you are, of course, free to solicit proxies to elect a new board of directors at the annual meeting of shareholders. We do not believe the shareholders will support you and turn over to you control of their $9 billion investment. Your proposal ignores the current dangers a spin-off presents for all shareholders and fails to recognize the binding financial commitments the company has made in the past. We do not believe our shareholders will support your express intention to cause the corporation to violate its commitments to the holders of our securities.

Our intention has been and continues to be to effect a separation of our food and tobacco businesses. Given that both the litigative and policy environments are currently at the most uncertain points in the company's history, pursuing a consent solicitation to attempt to force a separation of the businesses now is not only imprudent, it is irresponsible.

                                       Sincerely,


                                       /s/ Charles M. Harper
                                       _____________________
                                       Charles M. Harper



                              [RJR NABISCO LOGO]
                               Charles M. Harper
                                   Chairman
                                      and
                            Chief Executive Officer



                                                              November 7, 1995


Dear Fellow Shareholder:

               Yesterday, financier Bennett S. LeBow, whose holdings include the once-bankrupt Western Union and financially distressed Liggett Tobacco Company, backed by Carl C. Icahn, who led TWA into bankruptcy, filed preliminary materials for a consent solicitation that your board believes will injure RJR Nabisco and place your investment at risk.

               We strongly urge you to refrain from signing or returning any documents sent to you by Mr. LeBow or Brooke Group, the company he controls, or Mr. Icahn, pertaining to your investment in RJR Nabisco Holdings Corp.

               Your company's board has been working toward a separation of its food and tobacco businesses for some time and is committed to pursuing this separation when it can be accomplished without unreasonable risk to the company and when it would provide a real benefit for the company and its shareholders. The LeBow/Icahn group proposes separating RJR Nabisco's food and tobacco businesses immediately, when the legal and regulatory climate makes it virtually certain that the company will be entangled in litigation for years.

               For a separation to benefit you, it must be tax-free, it must not be delayed by lengthy court proceedings, and it must preserve the financial integrity of both the food and tobacco businesses. In our opinion, the LeBow/Icahn proposal fails to meet these criteria and will undermine, not increase, your share value.

               Earlier this year, The New York Times(*) reported that "Mr. LeBow is not a favorite of public [company] shareholders, who have accused him of emptying companies he controls of their cash and assets. Brooke [one of LeBow's public companies] has poured millions of dollars into the LeBow family coffers through its purchase of assets controlled by Mr. LeBow. And it [Brooke] has financed his high-flying lifestyle with loans and unsecured credit lines amounting to millions of dollars." Mr. LeBow himself has summarized his investment strategy as high risk, high reward.(**)

_____________
(*) Quoted from an article by Stephanie Strom, in The New York Times, August 30, 1995. No permission has been sought or received to quote from, or refer to, published materials cited in this letter.

(**)  Taken from an article by Riva Atlas, in Forbes, April 24, 1995.

No permission has been sought or received to quote from, or refer to, published materials cited in this letter.


               Similarly, Mr. Icahn is best known for his history of corporate raids financed largely by "junk" bonds and "greenmail" at the expense of other shareholders. In recent years, both have been involved in highly visible
corporate bankruptcies.   We believe that this consent solicitation proves
once again that Messrs. LeBow and Icahn are willing to run a high-stakes gamble with other people's money. This time it's your money. We think you should reject their scheme.

               In the near future, in addition to receiving consent solicitation materials from the LeBow/Icahn group, you will also receive materials from RJR Nabisco which will present further detail on the potentially adverse effects of LeBow's proposed initiative. Again, we strongly urge you to refrain from signing or returning any documents sent by Mr. LeBow. We appreciate your continued support and we will keep you informed.

                                       On behalf of the board of directors,

                                       /s/ Charles M. Harper


CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper, James W. Johnston; John G. Medlin, Jr.; Rozanne L. Ridgway; Robert S. Roath; and Huntley R. Whitacre. As of October 31, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the company's common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Ms. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.


RJR NABISCO logo                                                  News Release
______________________________________________________________________________


CONTACT:       Jason Wright
               (212) 258-5770


            LEBOW & ICAHN VIOLATE SECURITIES LAW; SECRETLY CONSPIRE
               TO GAIN CONTROL OF COMPANY, RJR NABISCO SUIT SAYS
            _______________________________________________________

NEW YORK, Nov. 20, 1995 - RJR Nabisco Holdings Corp. today filed suit against financiers Bennett LeBow and Carl Icahn for violating securities law by secretly conspiring to form a group to acquire a controlling interest in RJR Nabisco common stock.

               In a complaint filed today in the U.S. District Court for the Middle District of North Carolina, RJR Nabisco said the two men's ultimate objective was to deliver control of the company's tobacco subsidiary to them and their partners and combine the tobacco business with a tobacco company controlled by Mr. LeBow, Liggett Group, Inc.

               A group led by Messrs. LeBow and Icahn has announced plans to solicit consents from RJR Nabisco's shareholders to support an immediate spin-off of the company's food business. The LeBow/Icahn group also said it plans to field its own slate of candidates committed to an immediate spin-off for election to RJR Nabisco's board.

               In the complaint, RJR Nabisco said the two financiers:
         ". . . have violated Sections 14(a) and 10(b) of the Securities Exchange Act of 1934 and Rules 14a-9 and 10b-5 thereunder, by means of materially false or incomplete statements concerning the purpose and background of the consent solicitation. Defendants have repeatedly emphasized in their public statements that the sole purpose of the consent solicitations is to promote a spin-off of RJR's Nabisco food subsidiary to RJR's shareholders..."

               After having been spurned by the company in the spring and summer of 1995 in his repeated efforts to merge Liggett with RJR, "...LeBow determined to seek control of RJR's tobacco business surreptitiously and coercively," the complaint says. "LeBow devised a covert plan to acquire through open-market purchases, directly and through others acting with him, a "control" block of RJR common stock without paying any premium thereon. LeBow then would force a merger of RJR's tobacco businesses with Liggett, to the benefit of LeBow and his partners."

               "LeBow then sought to enlist others in his scheme," the complaint states. "At various times over the summer he personally solicited major figures in the international tobacco industry to form a consortium under his leadership that would acquire sufficient shares of RJR to take effective control of the corporation..."

               "One such prospective partner solicited by LeBow is Lucio Tan, a businessman in the Philippines. Among other ventures, Mr. Tan owns Fortune Tobacco, a licensee of R.J. Reynolds Tobacco Company. In October 1995, LeBow initiated a meeting with Mr. Tan in the Philippines. Mr. LeBow told Mr. Tan that he was forming an investor consortium to acquire some 21 percent of the stock of RJR. Mr. LeBow further told Mr. Tan that he believed that a group holding 20 percent or more of RJR stock could exercise effective control of the company. LeBow invited Mr. Tan to join the consortium by acquiring five percent of the RJR common stock, representing an investment of $500 million. Mr. Tan declined LeBow's invitation."

               "LeBow's reason for failing to disclose his true agenda is clear: as LeBow understands, RJR shareholders would refuse to support his consent solicitation if they knew that LeBow's true intention is to buy, through a consortium of investors, a controlling stock interest in RJR for less than its fair value," the complaint says. "In light of LeBow's checkered history, involving bankruptcies, litigation and a pattern of using the entities he controls for personal gain, as well as the similar background of his ally, Icahn, it would be disastrous to LeBow's consent solicitation for LeBow to reveal his true intention of obtaining sufficient shares, directly and through other aligned with him, to exercise de facto control over RJR."

CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of October 31, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,846 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Ms. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.



                                     / / /


RJR NABISCO logo                                                  News Release
______________________________________________________________________________


CONTACT:  Carol Makovich
               (212) 258-5785


             RJR NABISCO SAYS LEBOW/ICAHN PROPOSAL A PLOY TO GAIN
                CONTROL WITHOUT PAYING SHAREHOLDERS "ONE DIME"
             ____________________________________________________

NEW YORK, Nov. 20, 1995 - RJR Nabisco Holdings Corp. today said it believes that financiers Bennett LeBow and Carl Icahn will not, in fact, separate the company's food and tobacco businesses immediately, as the two men are promising RJR Nabisco shareholders.

         "They'd be presented with the same legal and financial analysis the company's board has reviewed. They'd learn a few things we already know and conclude an immediate split isn't in the cards. By then, however, they would have control and be in a position to get hold of the company's assets," said Steven F. Goldstone, RJR Nabisco's president.

         The company questioned whether the slate of candidates submitted by financiers Bennett LeBow and Carl Icahn would be able to meet its legal and ethical obligation to protect the interests of all shareholders if elected to RJR Nabisco's board of directors.

         "The issue is not who is on the LeBow/Icahn slate of director candidates or their professional credentials," said Mr. Goldstone. "The issue is who hand picked the candidates and who will control them -- and that's Bennett LeBow and Carl Icahn.

         RJR Nabisco noted that the LeBow/Icahn group has unsuccessfully tried to recruit a number of the company's former executives as well as former executives from other tobacco companies.

         "Any slate of candidates willing to commit to forcing an immediate split of RJR Nabisco, regardless of the independent legal and financial advice given the company and its board, is prepared to act in a manner that can damage our company's shareholders," Mr. Goldstone said. "We believe our shareholders will not support a slate of candidates that would result in Bennett LeBow and Carl Icahn taking control of RJR Nabisco."

         The company noted that Mr. LeBow has made a series of public statements claiming he has no interest in taking control of RJR Nabisco, but by hand-picking a slate of candidates for election to the board, Messrs. LeBow and Icahn are, in fact, breaking Mr. LeBow's word.

         "We believe our shareholders will look very carefully at the potential consequences of giving these two men unfettered access to RJR Nabisco's assets and will conclude that doing so is definitely not in their interest, Mr. Goldstone said."

         RJR Nabisco said it would advise its shareholders to evaluate how board candidates hand-picked by Bennett LeBow and Carl Icahn would answer the following questions:

         o Are the candidates prepared to ignore the conclusions reached by the current board, on the advice of well respected and independent legal and financial counsel, against an immediate spin-off its food business because it would endanger the interests of shareholders?

         o Are the candidates prepared to break the commitments made by the company and its board to the credit rating agencies and, implicitly, to the purchasers of its securities since the beginning of 1995 that it will not pursue a spin-off transaction until the end of 1996 at the earliest and 1998 if a split will damage the companies credit standing?

         o Do the candidates understand that distributing Nabisco stock to RJR Nabisco shareholders immediately could expose those shareholders - and not just the company - to a tangle of litigation that could go on for years?

         "We do not believe that any responsible director candidates could answer these questions differently than our board members have," Mr. Goldstone said. "That means Messrs. LeBow and Icahn won't do a spin-off, but want to get control of the company without giving the shareholders one dime."

CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp., John T. Chain, Jr., Julius L. Chambers, John L. Clendenin, Steven F. Goldstone, H. John Greeniaus, Ray J. Groves, Charles M. Harper, James W. Johnston, John G. Medlin, Jr., Robert S. Roath, Rozanne L. Ridgway and Huntley
R. Whitacre. As of October 31, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the company's common stock; Mr. Harper is the beneficial owner of shares 524,882 of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Ms. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.





RJR NABISCO logo                                                  News Release
______________________________________________________________________________


CONTACT: Carol Makovich
         (212) 258-5785



NEW YORK, NEW YORK -- December 11, 1995 -- RJR Nabisco Holdings Corp. today issued the following statement:


         The letter sent today by Mr. LeBow to our company's shareholders is simply bizarrre.

               Mr. Goldstone, the company's president and chief executive officer, has never expressed "strident opposition" to a spin-off of Nabisco and, in fact, has said just the opposite, reiterating the board's support of such a transaction when it is in the best interests of shareholders.

         Mr. Goldstone's comments on the company's commitments regarding the timing of a potential spin-off of Nabisco broke no new ground and are, in fact, consistent with the company's previously published summaries of its commitments on this issue.

         Today's letter from Mr. LeBow underscores his reckless attitude toward the shareholders of RJR Nabisco and underscores the fact that his agenda is in conflict with the interests of the company's shareholders. Simply put, Mr. LeBow wants control of the company in order to unload his poorly performing tobacco company on RJR Nabisco's shareholders on terms that will only benefit him and his associate Carl Icahn.


CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of October 31, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,529 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Mr. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.

                                     / / /

                              [RJR NABISCO logo]


                              Steven F. Goldstone
                                   President
                                      and
                            Chief Executive Officer

                                                            December 19, 1995

Dear Fellow Shareholder:


               As you may know, I was recently elected chief executive officer of RJR Nabisco by your board of directors. I come to my new position with enthusiasm and excitement about RJR Nabisco and its future. I'm writing to you now, early on in my tenure as your CEO, to brief you on our company, its prospects and other key issues facing RJR Nabisco.

               My top priority as chief executive is simple: to increase the value of RJR Nabisco shares for the benefit of all shareholders. The work our company has done over the past few years, to pay down billions of dollars in debt left over from the 1989 leveraged buy-out, has gotten us to the point where we can begin to deliver solid performance for shareholders. We've finally reached the stage where we can truly focus on what needs to be done to improve share price.

               Our businesses are fundamental to RJR Nabisco's platform for building earnings and shareholder value. We are entering 1966 with a stable domestic tobacco share position, renewed international tobacco strength and a food business poised to perform. These vital businesses should blossom again in 1966, particularly in the second half. Our strong business prospects mean that RJR Nabisco will have growing cash-flow resources which we can use to improve shareholder wealth.

               An important strategic priority of mine is the completion of a tax-free distribution of Nabisco shares to our shareholders. Our board has taken the steps necessary to position Nabisco for such a distribution and we know that many of our shareholders would like to see us move forward. Our board and management will accomplish this transaction when it is in the best interests of shareholders and when it can be successfully completed.

               The central issue regarding a spin-off of Nabisco is timing. In our view, with tobacco litigation at an unprecedented high level and with several untested lawsuits still unresolved, an immediate spin-off may be unsuccessful and may jeopardize our ability to complete a spin-off in the future.

               If the litigation environment improves as we expect it will, we believe a more likely time to consider a spin-off would be later in 1997 or 1998. If we thought a spin-off was likely to be successfully accomplished now and would meet our commitments regarding the investment-grade ratings of our companies, we'd do it. I can't be any more plain-spoken than that.

               Many independent security analysts on Wall Street who have written on this subject agree with our views. Just last week, I received a research report from Smith Barney's analyst, Martin Feldman, who said that, "...pressure for a quick Nabisco spin-off is bad news in our view... We strongly support the RN board's view that to enhance shareholder value, the NA disposal should be timed to minimize the possibility of fraudulent conveyance accusations and/or a downgrade of RN's corporate debt rating."

               As your new CEO, I am committed to doing what's necessary to increase the market value of your stock. I will be communicating with you in the coming months regarding our progress in pursuit of enhanced shareholder value and other issues which will be coming before you during that time. I want to thank you for your support of this company and its management in the past and I'd like to take this opportunity to convey my best wishes to you during this holiday season and for the new year.

                                       Sincerely,


                                       /s/ Steven F. Goldstone
                                       ________________________
                                       Steven F. Goldstone
                                       President and Chief Executive Officer




               CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.:
RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J.
Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of December 6, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,529 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the company's common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock;
Ms. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.




RJR NABISCO logo                                                  News Release
______________________________________________________________________________


CONTACT:       Jason Wright
               (212) 258-5770


NEW YORK -- December 21, 1995 -- RJR Nabisco Holdings Corp. issued the following statement in response to a letter to the company's shareholders released today by Brooke Group Chairman Bennett LeBow:


               Mr. LeBow's letter once again demonstrates his lack of knowledge of RJR Nabisco's financial outlook and what the Company has said about its financial outlook.

               The comments of RJR Nabisco's President and Chief Executive Officer Steven Goldstone that were referred to by Mr. LeBow are entirely consistent with the Company's prior statements on its performance in 1996 and, in fact, are consistent with the financial community's expectations of the company's performance for next year.

               Mr. LeBow's attempts to misrepresent those statements underscores the fact that he and his associate Carl Icahn will resort to any trick imaginable - including mischaracterizing the company's positions - to try to distract our shareholders from one inescapable fact: These two men are pursuing an agenda to gain control of RJR Nabisco and enrich themselves at the expense of the rest of the company's shareholders.



CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of December 6, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,529 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Mr. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.




RJR NABISCO logo                                                  News Release
______________________________________________________________________________



CONTACT:  Jason Wright
          (212) 258-5770



               RJR NABISCO SAYS LEBOW/ICAHN SOLICITATION IS PLOY
                 TO GAIN CONTROL OF COMPANY AND UNLOAD LIGGETT
               _________________________________________________

NEW YORK, Jan. 2, 1996 - RJR Nabisco Holdings Corp. today said that the consent solicitation now underway by financiers Bennett LeBow and Carl Icahn is a ploy to gain control of the company and enrich the two men at the expense of RJR Nabisco shareholders.

               "These men are trying to embarrass this company with a non-binding shareholder vote now, and then offer their own, hand-picked slate of directors to take control of the company by spring," said Steven F. Goldstone, president and chief executive officer of RJR Nabisco.

               The company said that the consent solicitation materials the two men mailed to RJR Nabisco shareholders indicate that LeBow and Icahn may seek greenmail from the company - despite their statements to the contrary. Additionally, the company said, the consent materials filed by the LeBow/Icahn group disclose that the agreements between LeBow and Icahn contemplate that LeBow will combine his failing Liggett tobacco business with RJR Nabisco's tobacco business, and pay Icahn $50 million for the privilege of doing so.

               "Messrs. LeBow and Icahn have a track record of extracting exorbitant sums from companies they've targeted," said Mr. Goldstone. "LeBow stands to reap up to a $1 billion profit if he can unload Liggett on RJR Nabisco - and that money would come directly out of the pockets of RJR Nabisco's shareholders.

               "These two men have also made public statements that they will not accept greenmail," Mr. Goldstone continued, "but the consent materials they mailed to our shareholders indicate that their statements may not be true."

               The solicitations of written consent mailed to RJR Nabisco shareholders by the LeBow/Icahn group contained the following statement (emphasis added):

               "Brooke Group (Mr. LeBow's company) is hereby pledging...that it will not accept any form of greenmail from RJR Nabisco DURING ITS SOLICITATION OF CONSENTS...High River (Mr. Icahn's company) has also agreed (with Mr. LeBow) that it will not accept any form of greenmail from RJR Nabisco DURING THE SOLICITATION."

               "Their consent materials show that they are open to greenmail after the first solicitation. Mr. Icahn's 'pledge' is only to Mr. LeBow and could be waived by Mr. LeBow. Regardless of their intentions, we won't pay them greenmail after the consent solicitation or at any other time," Mr. Goldstone said.

               "The motives behind this consent solicitation are perfectly clear - to put the personal financial agendas of Bennett LeBow and Carl Icahn above those of the rest of our shareholders. We are confident that our shareholders have no intention of allowing that to occur," Mr. Goldstone said.

               RJR Nabisco's position has been and continues to be to support a separation of its food and tobacco units at a time when doing so will benefit its shareholders and not force the company to break its public commitments. The company said Mr. LeBow's and Mr. Icahn's attempts to force an immediate separation was irresponsible and not in the best interests of shareholders.


CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of December 6, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,529 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Mr. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.

                                     / / /

                              [RJR NABISCO LOGO]


                                                               January 5, 1996

Dear Fellow Shareholder:

               In an attempt to profit at the expense of RJR Nabisco shareholders, Bennett S. LeBow, who has been associated with a number of corporate bankruptcies, and Carl C. Icahn, a corporate raider and greenmailer, have launched a dangerous and misleading solicitation of consents from shareholders. Their consent solicitation demands an irresponsibly timed spin-off of the Nabisco food business and a change in our corporate by-laws that could enable them to gain control of your company without the support of owners of a majority of the company's outstanding shares.

               We strongly urge you NOT to sign or return any of the BLUE consent cards sent to you by the LeBow/Icahn group or its agents, including Brooke Group.

Your board already is committed to a spin-off of Nabisco -- as soon as it can be accomplished in a manner that is consistent with the company's commitments and does not put your financial interests in jeopardy.

               Your board of directors has already taken a number of steps over the past year that were necessary to allow a spin-off of Nabisco when it will not jeopardize your investment. We retained the best legal, tax and financial advisors available to review the timing and assess the potential benefits of a spin-off. In consultation with these advisors, your directors concluded, unanimously, that an immediate spin-off would undermine, not increase, your share value. We have studied this matter in depth and believe that we are in a better position to make a successful spin-off happen at the right time than are Bennett LeBow and Carl Icahn.

We believe Bennett LeBow and Carl Icahn are using this consent solicitation process to try to gain control of RJR Nabisco in order to enrich themselves at your expense.

               LeBow and Icahn are best known for a series of corporate raids that resulted in "junk bond" - financed takeovers or "greenmail" buy offs, usually at the expense of other investors. In recent years, both have been involved in highly visible corporate bankruptcies, including TWA and Western Union.

               We believe that LeBow and Icahn, with all their experience, are fully aware of the risks involved with their proposal and know quite well that an immediate separation is not practicable. We believe that they are deliberately overstating the financial benefits of such a spin-off in order to mask their real goal: to gain control of RJR Nabisco and its cash flows:

o The LeBow/Icahn group has already submitted a slate of nominees for election to RJR Nabisco's board of directors and control of the company. This slate of director candidates has been hand-picked by LeBow to accomplish his agenda.

o Although LeBow has not disclosed this information in the previous letters he sent to you, LeBow has finally had to admit that his agreements with Icahn contemplate that LeBow will combine his failing Liggett tobacco business with RJR's tobacco business -- and that LeBow will pay Icahn $50 million for the privilege of doing so. In fact, based on the similar transaction previously proposed by LeBow to the Company, Bennett LeBow would reap up to a $1 billion profit from such transaction -- and that money would come directly out of the pockets of RJR Nabisco's shareholders.

Many independent financial analysts have published research reports consistent with the views of RJR Nabisco's board and management on the issue of a spin-off.*

o Martin Feldman, an analyst at Smith Barney, said in a December 13, 1995 research report, "LeBow pressure for a quick NA spin-off is bad news for RN."

o David Adelman, an analyst at Dean Witter Reynolds, said in an August 31, 1995 research report, "While spinning off RJR Nabisco's 80.5% stake in Nabisco would likely be a value-enhancing transaction, we continue to believe that RJR Nabisco would be unable to do this in the current litigation environment." In an October 30, 1995 report, Mr. Adelman said, "We estimate the incremental spin-off value at $2-4 per share."**

o Marc Cohen, an analyst at Goldman, Sachs, in an October 9, 1995 research report titled "Be Wary of Simple Solutions to Complex Problems," noted that "...there is risk given current tobacco litigation circumstances that a court could not only enjoin RJR from distributing the NA stock, but also indefinitely interfere with cash dispositions related to other business affairs (i.e., a dividend increase)." In a November 1, 1995 report, Mr. Cohen said, "A spin-off of Nabisco may produce only a $2-3 increase in RN's stock price."***

o Anthony Brenner, an analyst at UBS Securities, said in a December 11, 1995 research report, "We do not believe it would be a good idea to spin off Nabisco Foods to shareholders at the present time, as is advocated by Bennett LeBow, CEO of Brooke Group, Ltd., and Carl Icahn....  We
      believe it is extremely important to establish a positive sales and earnings trend prior to a spin-off for both the domestic and international tobacco businesses."

o Oppenheimer analyst Roy Burry said in an October 30, 1995 research report, "The gaining of control of RJR Nabisco by LeBow/Icahn also raises risks to outside shareholders. Past actions by both these individuals establish substantial uncertainties as to their motivations once in control of the company and the impact of this strategy upon outside shareholders."

Do not allow yourself to be misled by LeBow and Icahn. Even two of the analysts cited in their consent materials do not endorse their proposal for an immediate spin-off of Nabisco.

o Despite LeBow/Icahn's inclusion of a report by Rodman & Renshaw analyst Ronald B. Morrow in a list of analysts that purport to "support [LeBow and Icahn's] position that stockholders would benefit from a spinoff," the research report they cite does not even attempt to set forth a value of the spin-off. In fact, LeBow/Icahn omitted any reference to Mr. Morrow's December 6, 1995 report, in which he said, "We do not expect an immediate spin-off...to increase RN's price beyond the mid-30s." In a November 21, 1995 report, Mr. Morrow said, "While we do believe that the split of assets if sold separately could generate higher short-term returns for common shareholders, we view the likelihood of the total sale of RN's assets with low probability and certain not in the best interests of the stakeholders."

o Diana Temple, the Salomon Brothers analyst cited by LeBow/Icahn, said in a December 6, 1995 research report that, "We do not believe a spin off of tobacco is likely in 1996 because of uncertainty on litigation."

Your interests -- and the best chance for a successful spin-off of Nabisco at the right time -- are best served by RJR Nabisco's board of directors and management.

               For you to benefit, a spin-off must first be accomplished without delays or uncertainties arising from court challenges; second, be tax-free to you; and third, preserve the financial integrity of our food and tobacco business. The LeBow/Icahn proposal for an immediate spin-off does not meet these requirements.

               By pushing for an immediate spin-off, LeBow and Icahn have invited potentially damaging lawsuits against your company that could make a spin-off at the right time more difficult. They also are advocating that your company break good faith commitments that made it possible in early 1995 to start paying common stock dividends to you.

               The RJR Nabisco board of directors is obligated to represent the best interests of all of the company's shareholders -- not just a select few, like LeBow and Icahn. Your board is committed to completing a spin-off of Nabisco shares to you at a time when the transaction can be completed successfully, when it will benefit all shareholders and is consistent with the company's commitments.

We believe that LeBow and Icahn want to be able to gain control of RJR Nabisco and exploit the Company for their own benefit -- even in the event that holders of a majority of the company's shares do not agree with them.

               In addition to proposing an immediate spin-off of Nabisco, LeBow and Icahn have proposed a change in the company's by-laws that would allow a minority group of shareholders -- like the one led by LeBow and Icahn -- to call a special meeting to seize control of your company.

               Your board believes that financiers with track records like LeBow and Icahn -- who in the past have demonstrated a reckless disregard of the interests of other shareholders and a willingness to use corporate funds for their own personal gain -- should not be able to gain control of this company unless holders of a majority of the company's shares agree. LeBow and Icahn are attempting to characterize the company's position on this issue as anti-democratic. But, in fact, the company's position is just the opposite--majority rule for shareholders.

               Your board believes that the interests of all shareholders must be paramount and that the voices of all shareholders must be heard. Don't let LeBow and Icahn take this right away from you.

Your best chance to prevent LeBow and Icahn from exploiting your investment in RJR Nabisco is to refuse to sign or return any of the BLUE consent cards.

               Your board already is committed to accomplishing a spin-off of Nabisco as soon as it can be accomplished in a manner that does not jeopardize your financial interests and is consistent with the company's commitments. Contrary to what LeBow and Icahn say, we are not waiting for you to tell us to spin off Nabisco -- we already want to accomplish that.

               For the reasons discussed in this letter and in the accompanying Revocation of Consent Statement, which we urge you to read carefully, your board has concluded unanimously that the LeBow/Icahn solicitation is not in your best financial interests. We strongly urge you NOT to sign or return any of the BLUE consent cards sent to you by the LeBow/Icahn group or its agents, including Brooke Group. We urge you to discard any blue cards sent to you by the LeBow/Icahn group.

               If you have previously returned a blue consent card to the LeBow/Icahn group, you have every right to change your mind and revoke your consent by signing, dating and returning the accompanying YELLOW revocation of consent card, using the enclosed postage-paid envelope. Even if you have not previously signed or returned a blue consent card to the LeBow/Icahn group, you may sign and return a YELLOW revocation of consent card to the company, which will have no legal effect but would assist us in monitoring the progress of the LeBow/Icahn consent solicitation. If you have any questions or need assistance in completing the enclosed YELLOW revocation of consent card, please call our solicitors: MacKenzie Partners, Inc., toll free, at 1-800-322-2885 or D.F. King & Co., Inc., toll free, at 1-800-290-6430.

               Thank you for your support. We will keep you informed as this situation progresses.


                     On behalf of the Board of Directors,


/s/ Charles M. Harper                        /s/ Steven F. Goldstone
_____________________                        ________________________
CHARLES M. HARPER                            STEVEN F. GOLDSTONE
Chairman                                     President and
                                             Chief Executive Officer


* No permission has been sought or received to quote from, or refer to, published materials cited in this letter. The Company has from time to time obtained investment banking services from certain of the investment banks referred to herein, including Goldman, Sachs & Co. which among other things was the lead underwriter in the initial public offering of the Nabisco shares.

** Mr. Adelman indicated that he had assumed that the spun-off Nabisco shares would trade at the same prices as the Nabisco shares that are currently publicly traded and that, after the spin-off of Nabisco, the shares of the company would trade at a somewhat lower trading multiple than the current trading multiple, reflecting the value of the company's remaining tobacco business.

*** Mr. Cohen stated that he did not share the view of some market participants that the Nabisco shares held by the company were "currently discounted in the RN valuation equation as a result of indirect tobacco litigation exposure" and noted that, in any event, contrary to the assertion of the LeBow/Icahn group, a spin-off of these shares would not remove any perceived tobacco taint. Mr. Cohen also indicated his belief that after the spin-off, "the stand-alone tobacco company" would have a dividend of $1.50/share, but could not support a substantial increase in dividends without potentially jeopardizing its investment-grade rating and without scaling back tobacco initiatives, thereby increasing its vulnerability to competitors.



RJR NABISCO logo                                                  News Release
______________________________________________________________________________



CONTACT:  Carol Makovich
          (212) 258-5785





NEW YORK, NEW YORK -- January 15, 1996 -- RJR Nabisco Holdings Corp. (NYSE:RN) today announced that it has requested and received a written consent with respect to 100 shares from an employee shareholder in connection with the shareholder consent solicitation initiated by Bennett LeBow and Carl Icahn. The consent was dated and received January 12, 1996, which is the record date for the consent solicitation.

The company said that it had requested the shareholder to deliver the consent in order to establish the maximum time period for which the LeBow/Icahn consent solicitation would be open. As a result, consents for the LeBow/Icahn solicitation must be delivered within the next 60 days to be valid under Delaware law. Therefore, any consent dated or delivered to RJR Nabisco after March 12, 1996 will not be valid.
                                     # # #


RJR NABISCO logo                                                  News Release
______________________________________________________________________________



CONTACT:   Carol Makovich
           (212) 258-5785


               RJR NABISCO COMMENTS ON LEBOW/ICAHN ADVERTISEMENT



NEW YORK, NEW YORK -- January 22, 1996 -- RJR Nabisco said that an advertisement placed by Bennett LeBow's Brooke Group in today's edition of The New York Times is "a hysterical attempt to misrepresent the company's position on a spin-off of its Nabisco food business."

               "Mr. LeBow knows full well that RJR Nabisco is committed to a spin-off of Nabisco -- as soon as it can be accomplished in a manner consistent with the company's commitments and does not jeopardize the financial interests of our shareholders," the company said. "His attempts to misrepresent the company's position won't work because RJR Nabisco's position is perfectly clear: we want to accomplish a spin-off when it can be done successfully, in the best interests of our shareholders and consistent with the company's commitments."
                                     # # #